Filed Pursuant to Rule 433

Registration No. 333-287633

May 29, 2025

THE GOODYEAR TIRE & RUBBER COMPANY

$500,000,000 6.625% Senior Notes due 2030

Pricing Term Sheet

The information in this pricing term sheet should be read together with (i) the preliminary prospectus supplement (the “Preliminary Prospectus Supplement”), dated May 29, 2025, as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and (ii) the related base prospectus dated May 29, 2025, included in the Registration Statement (File No. 333-287633), in each case, including the documents incorporated by reference therein.

Issuer:	The Goodyear Tire & Rubber Company

Security:	6.625% Senior Notes due 2030 (the “Notes”)

Maturity:	July 15, 2030

Face Amount:	$500,000,000

Gross Proceeds:	$500,000,000

Gross Spread:	1.00%

Net Proceeds exclusive of accrued interest (after deducting underwriting discounts and commissions but before offering expenses):	$495,000,000

Coupon:	6.625%

Offering Price:	100% plus accrued interest, if any, from June 3, 2025

Yield:	6.625%

Trade Date:	May 29, 2025

Settlement Date*:	June 3, 2025 (T+3)

Interest Payment Dates:	January 15 and July 15, beginning January 15, 2026

Record Dates:	January 1 and July 1

Optional Redemption:	On or after:	Price:

	July 15, 2027	103.313%

	July 15, 2028	101.656%

	July 15, 2029 and thereafter	100.000%

Make-Whole:	Make-whole call @ T+50 bps prior to July 15, 2027

Equity Clawback:	35% at 106.625% prior to July 15, 2027

Spread to Treasury:	+ 259 bps

Reference Treasury:	UST 3.750% due June 30, 2030

Underwriters:

Deutsche Bank Securities Inc.

BofA Securities, Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

CIBC World Markets Corp.

RBC Capital Markets, LLC

Capital One Securities, Inc.

Huntington Securities, Inc.

Regions Securities LLC

Santander US Capital Markets LLC

Wedbush Securities Inc.

Citizens JMP Securities, LLC

HSBC Securities (USA) Inc.

KeyBanc Capital Markets Inc.

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

WauBank Securities LLC

CUSIP/ISIN:	382550 BS9 / US382550BS94

The Issuer has filed a registration statement (including a prospectus and the related Preliminary Prospectus Supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611.

*

Under Rule 15c6-1 under the Exchange Act, as amended, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the first business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle T+3, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day before delivery of the Notes hereunder should consult their advisors.